Exhibit 10.21

October 25, 2021

Theodore L. Tewksbury, Ph.D.
Santa Clara, CA

Re:         Offer of Employment

Dear Ted,

Velodyne Lidar USA, Inc. (“Velodyne” or the “Company”), a wholly owned subsidiary of Velodyne Lidar, Inc. (“Parent” and together with Velodyne and any subsidiaries or affiliates of Parent, the “Velodyne Group”) is pleased to extend to you this offer of employment to work in the full-time position of Chief Executive Officer. In this position, you will report to the Company’s board of directors (the “Board”) and your responsibilities will be consistent with your title and position as CEO, and as otherwise reasonably assigned to you by the Board. If you decide to join the Company, you will be appointed to serve as a member of the Board within thirty (30) days following your start date. This offer and your employment relationship will be subject to the terms and conditions of this letter. This offer is contingent upon completion, to the Company’s satisfaction, of efforts to confirm your suitability for this position, which includes the pre-employment checks and reviews as described in this letter. To enable us to conduct thorough checks and other review, please fill out the enclosed documents and return them to us as soon as possible.
Pending satisfactory completion of our pre-employment checks, your anticipated start date is November 5, 2021. Your primary place of work will be the Company’s headquarters in San Jose, CA, although you will be expected to travel on Company business from time to time.
Compensation and Benefits
Base Compensation: Should you decide to accept this offer, your initial annualized base salary will be $570,000 (Five Hundred Seventy Thousand dollars), payable on Velodyne’s regular payroll dates. Your salary may be adjusted from time to time in the Company's sole discretion.
Bonus: You will also be eligible to participate in Velodyne’s annual bonus plan. The bonus, if any, will be based on individual objectives established by the Company, in good faith consultation with you. Your annual target bonus opportunity will be 100% of your annual base salary, prorated based on the length of your service to the Company in the Company’s fiscal year 2021. To the extent applicable, the annual bonus will be paid within 2½ months following the year to which it relates; provided that you must remain continuously employed through the date on which an annual bonus is paid to be eligible to receive such payment.
Equity Awards: If you decide to join the Company, the Company shall grant you the following equity awards with a vesting commencement date as of your start date with the Company:
•an award of time-based Restricted Stock (the “RS Award”) under the Velodyne Lidar, Inc. 2020 Equity Incentive Plan (the “Plan”), having a value of $1,350,000 (one million three hundred fifty thousand dollars), as determined in accordance with our equity-grant policy. The RS Award will be subject to the terms and conditions of the Plan and a notice of restricted stock award and restricted stock agreement (the “Award Agreement”). As will be more fully described in the Award Agreement, the RS Award will vest and become non-forfeitable in installments over a four-year period if you remain in continuous service through each installment vesting date.
•an award of performance-based restricted stock (the “PS Award”) under the Plan, having a value at target performance level of $3,150,000 (three million one hundred fifty thousand dollars), as determined in accordance with our equity-grant policy. The PS Award will be subject to the terms and conditions of the Plan and a notice of restricted stock award and restricted stock agreement (collectively, “PS Award Agreement”). As will be more fully described in the PS Award Agreement and the continuous Service requirements described in the following sentence, the vesting and non-forfeitability of the PS Awards will be subject to satisfaction of certain performance criteria that the Board will determine, in good faith consultation with you, prior to the PS Award grant date.
Benefits: You will be entitled to participate in the Company's employee benefit plans and arrangements on the same terms and conditions as other similarly situated employees. Enclosed with this offer letter, you will find a benefits enrollment packet offered by the Company and copies of summaries of the employee benefit plans in which you may be eligible to participate. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents and nothing in this letter can modify those provisions of the plans. You will be eligible to start with 20 days of PTO per year. For additional information regarding the Company’s employee benefit plans, you may contact Kathy McBeath.
Taxes
General. The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company and any other member of the Velodyne Group. You agree that neither the Company nor any other member of the Velodyne Group has a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or any other member of the Velodyne Group or any of their respective Boards of Directors related to tax liabilities arising from your compensation.
Guidelines for Employment
If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline.
The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.
Offer Contingencies
This offer is contingent upon the following:
•Signing the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (see enclosed)
•Successful completion of a background investigation, consistent with applicable federal, state, and local law, including, but not limited to, criminal history, background check of employment, education history and verification of driving record for placement on Velodyne Lidar USA, Inc. (“Velodyne”), a wholly owned subsidiary of Velodyne Lidar, Inc.’s insurance policy
•Verification of the information contained in your employment application, including satisfactory results in the verification of references
•Confirmation that you are not subject to any legal restrictions on your activities (see below)
•Accepting this offer in writing by November 5, 2021
This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not resign your current employment, otherwise alter your employment status, or alter any personal circumstances in reliance on this conditional offer. Generally, the screening process takes 1 week. If you have any questions regarding where we are in the screening process, please do not hesitate to contact me.

In addition, on your first day of employment, please be sure to bring your identification card(s) to establish your identity and eligibility for employment in the United States, e.g., unexpired passport or driver’s license and social security card. If you are unable to provide such verification within three business days of the date your employment begins, this offer of employment will be withdrawn.
This letter and the enclosed documents constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Company’s Board.
Restrictions on Employment
By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy.  You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
Acceptance
This offer will remain open until November 5, 2021. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date. Upon receipt of your signed acceptance of this offer letter, Kathy McBeath, Chief People Officer, will contact you to begin your on-boarding processes.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us.

Very truly yours,
/s/ Hamid Zarringhalam

Velodyne Lidar USA, Inc.
Hamid Zarringhalam
Chairman, Compensation Committee

*             *             *
 By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgment and Acceptance of Terms:
_______s/ Theodore L. Tewksbury________ _____Theodore L. Tewksbury ____October 26, 2021
Signature                                                             Print Name                                                         Date

Enclosure(s)

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